Exhibit 99.1

Press Release For Immediate Release

American Financial Group, Inc. Announces Third Quarter Results

•	Net earnings per share of $1.86; includes ($0.59) per share in after-tax non-core items

•	Core net operating earnings of $2.45 per share; includes $0.61 per share in earnings from alternative investments

•	Third quarter annualized ROE of 12.9%; annualized core operating ROE of 17.1%

•	Share repurchases of $96 million during the quarter (average price of $66.01 per share)

•	Parent company cash of $577 million and excess capital of $1 billion at September 30, 2020

•	P&C renewal pricing up 13% overall; highest in 15 years

•	Full year 2020 core net operating earnings guidance excluding the impact of alternative investments $7.00 - $7.50 per share, an increase from our previous guidance of $6.60 - $7.40 per share

CINCINNATI – October 28, 2020 – American Financial Group, Inc. (NYSE: AFG) today reported 2020 third quarter net earnings attributable to shareholders of $164 million ($1.86 per share) compared to $147 million ($1.62 per share) for the 2019 third quarter. Net earnings for the 2020 third quarter included net unfavorable after-tax non-core items aggregating $53 million ($0.59 per share loss). These items included after-tax charges of $54 million ($0.61 per share) to strengthen the Company’s asbestos and environmental (“A&E”) reserves, a negative impact of $34 million ($0.38 per share) for annuity non-core items – primarily the result of unlocking of actuarial assumptions, non-core after-tax realized gains on securities of $35 million ($0.40 per share) and $3 million ($0.03 per share) in net favorable items related to Neon Exited Lines. Comparatively, net earnings in the 2019 third quarter included net unfavorable after-tax non-core items of $58 million ($0.63 per share loss). Other details may be found in the table below. Book value per share was $72.65 per share at September 30, 2020. Annualized return on equity was 12.9% and 11.0% for the third quarters of 2020 and 2019, respectively.

Core net operating earnings were $217 million ($2.45 per share) for the 2020 third quarter, compared to $205 million ($2.25 per share) in the 2019 third quarter. Core net operating earnings for the third quarters of 2020 and 2019 generated annualized returns on equity of 17.1% and 15.3%, respectively. The year-over-year increase was primarily the result of higher underwriting profit in the Specialty Property and Casualty (“P&C”) insurance operations and higher earnings from the Company’s $2.3 billion of alternative investments that are marked to market through core operating earnings. These items were partially offset by lower other property and casualty net investment income. The COVID-19 pandemic has had widespread financial and economic impacts, which adversely impacted returns on AFG’s alternative investments during the first six months of 2020. Excluding the impact of alternative investments, AFG’s third quarter 2020 core net operating earnings decreased $3 million year-over-year. Additional details may be found in the table below.

	Three Months Ended September 30,
Components of Pretax Core Operating Earnings	2020	2019	2020	2019	2020	2019
Dollars in millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments, net of DAC		Core Net Operating Earnings, as reported

P&C Pretax Core Operating Earnings	$177	$169	$28	$25	$205	$194
Annuity Pretax Core Operating Earnings	81	75	40	25	121	100
Other Expenses	(28)	(22)	—	—	(28)	(22)
Holding Company Interest Expense	(24)	(17)	—	—	(24)	(17)

Pretax Core Operating Earnings	206	205	68	50	274	255
Related Income Taxes	43	39	14	11	57	50

Core Net Operating Earnings	$163	$166	$54	$39	$217	$205

Core Net Operating Earnings Per Share	$1.84	$1.82	$0.61	$0.43	$2.45	$2.25

Weighted Avg Diluted Shares Outstanding	88.5	91.1	88.5	91.1	88.5	91.1

Book value per share, excluding unrealized gains related to fixed maturities, was $58.29 per share at September 30, 2020. In the 2020 third quarter, AFG repurchased 1.45 million shares of its common stock at an average price of $66.01 per share, for a total of approximately $96 million.

Beginning with the second quarter of 2019, AFG changed the way it defines annuity core operating earnings to exclude the impact of items that are not necessarily indicative of operating trends. Core net operating earnings for periods prior to the change have not been adjusted, however results for the nine month period ended September 30, 2019 are reconciled to historically reported Annuity Segment core operating earnings on page 6 of this release. Beginning prospectively with the first quarter of 2020, AFG’s core net operating earnings for its property and casualty insurance segment exclude the run-off operations of Neon (“Neon Exited Lines”). The Neon Exited Lines impact is highlighted in the table below.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses, annuity non-core earnings and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

Dollars in millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$274	$251	$600	$716
Pretax non-core items:
Realized gains (losses) on securities	45	(18)	(302)	222
Annuity non-core earnings (losses)	(43)	(27)	(140)	(60)
Special A&E charges(b)	(68)	(29)	(68)	(29)
Neon Exited Lines	(70)	—	(122)	—
Other	(4)	—	(4)	—

Earnings (loss) before income taxes	134	177	(36)	849
Provision (benefit) for income taxes:
Core operating earnings	57	50	117	143
Non-core items	(87)	(16)	(180)	28

Total provision (benefit) for income taxes	(30)	34	(63)	171

Net earnings, including noncontrolling interests	164	143	27	678
Less net earnings (losses) attributable to noncontrolling interests:
Core operating earnings (losses)	—	(4)	—	(8)
Non-core items	—	—	(13)	—

Total net earnings (losses) attributable to noncontrolling interests	—	(4)	(13)	(8)

Net earnings attributable to shareholders	$164	$147	$40	$686

Net earnings:
Core net operating earnings(a)	$217	$205	$483	$581
Realized gains (losses) on securities	35	(14)	(239)	176
Annuity non-core earnings (losses)	(34)	(21)	(111)	(48)
Special A&E charges(b)	(54)	(23)	(54)	(23)
Neon Exited Lines	3	—	(36)	—
Other	(3)	—	(3)	—

Net earnings attributable to shareholders	$164	$147	$40	$686

Components of Earnings Per Share:
Core net operating earnings(a)	$2.45	$2.25	$5.37	$6.39
Non-core Items:
Realized gains (losses) on securities	0.40	(0.15)	(2.64)	1.93
Annuity non-core earnings (losses)	(0.38)	(0.23)	(1.23)	(0.52)
Special A&E charges(b)	(0.61)	(0.25)	(0.61)	(0.25)
Neon Exited Lines	0.03	—	(0.41)	—
Other	(0.03)	—	(0.03)	—

Diluted Earnings Per Share	$1.86	$1.62	$0.45	$7.55

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “Results in our core operating businesses were excellent during the third quarter, producing an annualized core operating ROE in excess of 17%. We are especially pleased with the recovery in and performance of our alternative investments, which are marked to market through core earnings. Our liquidity and excess capital afford us the flexibility to effectively address and respond to the uncertainties introduced by COVID-19, and we believe our results demonstrate the value of our disciplined operating philosophy and portfolio of diversified specialty insurance businesses.

“AFG had approximately $1 billion of excess capital at September 30, 2020. This number included parent company cash of approximately $600 million. As illustrated in the table below, taking into account the $375 to $400 million in additional excess capital created by our recently announced annuity block reinsurance agreement and adjusting for the November redemption of our 6% Subordinated Debentures due 2055, AFG’s excess capital on a pro forma basis at September 30, 2020 would be approximately $1.2 billion. Our insurance subsidiaries are projected to have capital in excess of the levels expected by ratings agencies in order to maintain their current ratings.”

Dollars in millions	Parent Cash	Excess Capital

September 30, 2020 Actual	$577	$1,043

Pro Forma Impacts:
Block Reinsurance Agreement and GALIC dividend*	$200	$375
Debt Redemption	(150)	(192)

September 30, 2020 Pro Forma	$627	$1,226

*	Dividend to be paid by GALIC to AFG parent on November 2, 2020.

AFG has provided full year 2020 core net operating earnings per share guidance excluding earnings or losses from alternative investments (marked-to-market through core operating earnings), due to the uncertainty of the implications of COVID-19 and the resulting volatility in the financial markets, particularly in the first six months of 2020. AFG now expects its 2020 core net operating earnings per share excluding alternative investments to be in the range of $7.00 to $7.50 per share, an increase from our previous guidance of $6.60 to $7.40 per share. For comparison, AFG’s 2019 full year core operating earnings per share excluding alternative investments were $7.11. In addition to excluding earnings on alternative investments where indicated, our 2020 core earnings per share expectations and guidance excludes non-core items such as realized gains and losses, annuity non-core earnings and losses, and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations. Furthermore, the above guidance reflects the impacts of (i) the continued negative impact of low interest rates (ii) a decline in property and casualty premiums as indicated in our detailed guidance, (iii) renewal rate actions taken on annuity policies near or after the end of their surrender charge period, and (iv) our current estimates of the impact of COVID-19 on AFG’s results of operations.

Specialty Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were $205 million in the third quarter of 2020, compared to $194 million in the prior year period, an increase of $11 million, or 6%. Higher year-over-year P&C underwriting profit and higher earnings from alternative investments were partially offset by lower other P&C net investment income, primarily the result of higher average cash balances and lower interest rates.

The Specialty P&C insurance operations generated an underwriting profit of $104 million in the 2020 third quarter, compared to $88 million in the third quarter of 2019. Higher year-over-year underwriting profits in our Specialty Casualty and Property and Transportation Groups were partially offset by lower underwriting profits in our Specialty Financial Group. The third quarter 2020 combined ratio of 92.1% was 1.9 points lower than the 94.0% reported in the comparable prior year period, and includes 2.7 points in catastrophe losses. By comparison, catastrophe losses in the third quarter of 2019 added 1.6 points. Third quarter 2020 results included 3.7 points of favorable prior year reserve development, compared to 3.1 points in the comparable prior year period.

AFG did not record any additional reserve charges for COVID-19 in the third quarter. Given the uncertainties surrounding the ultimate number or scope of claims relating to the pandemic, approximately 82% of AFG’s COVID-19 related reserves from the $95 million in charges recorded in the first half of 2020 are held as incurred but not reported (IBNR). These reserves represent the Company’s current best estimate of losses from the pandemic and related economic disruption.

Gross written and net written premiums were down 5% and 8%, respectively, for the third quarter of 2020, when compared to the same period in 2019, primarily as the result of the run-off of Neon. Excluding the impact of the Neon run-off, gross and net written premiums decreased 1% and 3%, respectively, year-over-year.

Average renewal pricing across our entire P&C Group was up approximately 13% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 16%. Both measures reflect further improvement from renewal rate increases achieved in the first half of 2020. Renewal pricing is the highest we have achieved in more than fifteen years in each of our Specialty P&C sub-segments and in our Specialty P&C Group overall.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported 2020 third quarter underwriting profit of $47 million, compared to $38 million in the third quarter of 2019. Higher underwriting profitability in our non-crop agricultural and ocean marine businesses and improved results in our aviation business and Singapore Branch were partially offset by lower year-over-year underwriting profits in our transportation and property & inland marine businesses. Catastrophe losses for this group were $18 million in the third quarter of 2020, compared to $8 million in the comparable prior year period.

Gross and net written premiums for the third quarter of 2020 were 5% and 4% lower, respectively, than the comparable 2019 period. The decrease was largely the result of lower year-over-year crop premiums resulting from delayed premium reporting in 2019 due to late planting of corn and soybean crops. Excluding the impact of crop insurance, third quarter 2020 gross written premiums increased 1% and net written premiums decreased 2% when compared to the 2019 third quarter. Lower premiums in our transportation business, due primarily to the return of premiums and reduced exposures as a result of COVID-19, were tempered by growth and new business opportunities in our property & inland marine and ocean marine businesses. Overall renewal rates in this group increased 6% on average for the third quarter of 2020 with continued strong renewal rate momentum.

The Specialty Casualty Group reported a 2020 third quarter underwriting profit of $53 million, compared to $23 million in the third quarter of 2019. Higher year-over year underwriting profits in our excess and surplus and excess liability businesses and the impact of underwriting losses at Neon in the third quarter of 2019 were partially offset by higher adverse development in our general liability business and lower underwriting profits in our targeted markets and workers’ compensation businesses. Underwriting profitability in our workers’ compensation business overall continues to be very strong. Catastrophe losses for this group were $8 million and $10 million in the third quarters of 2020 and 2019, respectively.

Gross and net written premiums decreased 5% and 14%, respectively, for the third quarter of 2020 when compared to the same prior year period, primarily due to the run-off of Neon. Excluding the impact of Neon, gross written premiums increased 6% and net written premiums decreased by 1% in the third quarter of 2020 when compared to the same period in 2019. The COVID-19 pandemic has resulted in reduced exposures in our workers’ compensation businesses, which when coupled with renewal rate decreases, also were significant contributors to the lower year-over-year premiums. Gross and net written premiums in this group grew by 13% and 5%, respectively, when excluding both Neon and workers’ compensation. Significant renewal rate increases, coupled with new business opportunities in our excess and surplus, excess liability and executive liability businesses contributed to this growth. Renewal pricing for this group was up 17% in the third quarter. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 25%. Renewal rates in our Specialty Casualty Group are an improvement from renewal rate increases achieved in the first half of 2020.

The Specialty Financial Group reported an underwriting profit of $13 million in the third quarter of 2020, compared to $26 million in the third quarter of 2019. Higher catastrophe losses in our financial institutions business were the primary driver of the decrease. Catastrophe losses for this group were $13 million and $3 million in the third quarters of 2020 and 2019, respectively.

Gross and net written premiums for the third quarter of 2020 were 11% and 8% lower, respectively, when compared to the same 2019 period. Lower premiums resulted primarily from the impact of various state regulations regarding moratoria on policy cancelations and the placement of forced coverage in our financial institutions business, heightened risk selection that has reduced new business in our trade credit business and COVID-related economic impacts on our surety business. These decreases were partially offset by year-over-year growth in our fidelity and crime business. Renewal pricing in this group was up approximately 7% for the quarter and is an improvement from renewal rate increases achieved in the first half of 2020.

Carl Lindner III stated, “I’m very pleased with the excellent underwriting results produced by our Specialty P&C Group during the quarter, especially with higher frequency of catastrophe losses across the industry and continued uncertainty from the COVID-19 pandemic. We achieved broad-based pricing increases in the quarter, with exceptionally strong renewal pricing in our longer-tailed liability businesses. Based on our results through the nine months of the year and our current expectations of the impact of COVID-19, we now expect P&C pretax core operating earnings, excluding the impact of alternative investments, in the range of $650 million to $690 million, an increase from our previous guidance of $615 million to $675 million. We continue to expect an overall 2020 calendar year combined ratio in the range of 92% to 94%. We expect net written premiums to be down 5% to 9% when compared to the $5.3 billion reported in 2019, due primarily to the run-off of Neon. Excluding the impact of Neon, net written premiums are estimated to be 1% lower to 3% higher than the premiums reported in 2019.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

Annuity Core Operating Earnings – The table below reflects annuity core operating earnings under AFG’s definition utilized beginning in the second quarter of 2019. Annuity core operating earnings for the first nine months of 2019 are reconciled to previously reported annuity operating results.

Dollars in millions	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Components of Pretax Annuity Core Operating Earnings:
Pretax core operating earnings before alternative investments	$81	$75	$244	$225
Amounts previously reported as core operating, net	—	—	—	(11)

Pretax Annuity core operating earnings before alternative investments	81	75	244	214

Alternative Investments, net of DAC	40	25	(14)	80

Pretax Annuity Core Operating Earnings, as reported	$121	$100	$230	$294

Year over year growth in quarterly average invested assets	6%	11%	7%	11%

Alternative investments – change in market value during the period (before DAC impact)	3.4%	2.4%	0.2%	7.9%

Third quarter 2020 pretax annuity core operating earnings before earnings or losses from alternative investments increased 8% year-over-year, reflecting growth in annuity assets, higher one-time investment income, the impact of a strong stock market, lower expenses and a reduction in cost of funds due to renewal rate actions by the company. These favorable items, which include items that may not necessarily recur, were offset by a decline in overall investment yields.

Earnings from alternative investments that are marked to market through core operating earnings vary from period to period based on the reported results of the underlying investments, and are generally reported on a quarter lag. The COVID-19 pandemic has had widespread financial and economic implications, which adversely impacted returns on the Annuity Segment’s $1.4 billion of alternative investments during the first six months of 2020.

Craig Lindner stated, “AFG’s Annuity Segment achieved an operating return on equity of nearly 15% in the third quarter of 2020, compared to 12% in the comparable quarter last year. We believe that the Annuity Segment’s third quarter increases in comparable returns and core operating earnings (both before and after the impact of alternative investments) demonstrate the strong fundamentals of our business. We were pleased that returns on alternative investments in the third quarter of 2020 increased sharply from the previous quarters. The average annual return on these investments over the past five calendar years was nearly 10% and the annualized return in the third quarter of 2020 was nearly 14%. This return was exceptionally high, however, and we expect a lower return on these investments in the fourth quarter.”

Annuity Premiums – AFG’s Annuity Segment reported gross statutory premiums of $871 million ($703 million, net of reinsurance) in the third quarter of 2020, compared to $1.08 billion gross and net premiums in the third quarter of 2019, a decrease of 19%. Annuity sales were lower in all channels in the 2020 third quarter as a result of factors related to the COVID-19 pandemic that have significantly impacted our access to distribution partners, as well as their access to current and prospective clients.

Craig Lindner commented, “Although gross annuity premiums in the third quarter of 2020 were down from the comparable period in 2019, I am extremely pleased that sales in the third quarter of 2020 were up more than 25% from the previous quarter. Furthermore, our sales in the Financial Institutions channel for the month of September 2020 exceeded comparable monthly sales in 2019. We are clearly seeing positive momentum in premiums, and as a result, we are raising our premium guidance; our current best estimate is that 2020 gross annuity premiums will be between $3.7 billion and $4.0 billion, and will result in growth in average assets and reserves of 5% to 7% in 2020. This growth also reflects higher persistency in 2020 compared to 2019, which we attribute, in large part, to the low interest rate environment.”

2020 Annuity Core Operating Earnings Guidance, Excluding Alternative Investments – Pretax Annuity core operating earnings for the full year of 2020, excluding earnings from alternative investments, are expected to be in the range of $310 million to $325 million, an increase over our most recent guidance of $300 million to $320 million. By comparison, annuity core operating earnings excluding alternative investments were $298 million in 2019.

This guidance reflects (i) the continued negative impact of low short-term interest rates on the Annuity Segment’s approximately $5 billion net investment in cash and floating rate securities, and (ii) the favorable impact of more aggressive renewal rate actions taken by AFG on annuity policies near or after the end of their surrender charge period. We estimate our current renewal rate strategy will, once fully implemented and depending on surrender activity, result in annualized crediting rate savings of $40 to $60 million (before DAC), which is the equivalent of reducing our overall cost of funds by 10 to 15 basis points. Some of these savings have already been reflected in our reported results, and our guidance reflects expected additional savings. Guidance also assumes that the stock market and longer-term interest rates remain relatively flat over the balance of 2020.

While AFG expects continued positive returns on its alternative investments in the fourth quarter of 2020, it is difficult to forecast the returns on these investments due to ongoing volatility.

Craig Lindner added, “The results of AFG’s Annuity Segment, and our guidance, demonstrate our strong business fundamentals, our pricing discipline and the success of our operating model. Following the reinsurance treaty, we have the ability to lower the crediting rates on $26 billion of annuity reserves by an average of 108 basis points, giving us a great deal of flexibility in helping us manage returns on our inforce business. Importantly, our business continues to have a very strong balance sheet, with unrealized gains on our annuity bond portfolio of $2.7 billion at September 30, 2020 and capital comfortably in excess of the amounts indicated by rating agencies to maintain our ratings. The previously announced block reinsurance transaction will further increase the amount of excess capital in both the Annuity Segment and in AFG.”

Annuity Ratings Upgrade to A+ – Earlier today A.M. Best announced that it upgraded the Financial Strength Ratings of our key annuity subsidiaries, Great American Life Insurance Company (GALIC) and its wholly owned subsidiary, Annuity Investors Life Insurance Company (AILIC), to A+ (Superior) from A (Excellent). A.M. Best has indicated that these A+ ratings reflect the quality of GALIC and AILIC’s balance sheets, strong operating performance, appropriate enterprise risk management and strong risk-adjusted capital position.

Annuity Non-Core Loss – In the third quarter of 2020, AFG reported an after-tax annuity non-core loss of $34 million ($0.38 per share loss), which primarily reflects the unfavorable impact of an unlocking adjustment discussed below.

AFG performed its annual detailed review (unlocking) of the actuarial assumptions underlying its annuity operations in the third quarter of 2020; this review resulted in a net after-tax unlocking charge of $36 million ($0.41 per share loss). The primary driver of this charge was a decrease in the assumed ultimate 10-year US Treasury rate. AFG is now assuming that the 10-year US Treasury rate will increase over ten years to 2.75%, down from our previous assumption of 3.50%.

This lower interest rate assumption resulted in (i) a negative impact related to lower expected future investment income (ii) a negative impact related to changes in assumed persistency outside the surrender period on policies without guaranteed withdrawal benefits, and (iii) a positive impact related to lower expected costs for FIA renewal options resulting from anticipated renewal rate actions.

Annuity Block Reinsurance Agreement – As previously announced, AFG’s Annuity subsidiary, Great American Life Insurance Company (“GALIC”) entered into a reinsurance agreement with Commonwealth Annuity and Life Insurance Company (“Commonwealth”), a subsidiary of Global Atlantic Financial Group Limited in October 2020. Under the terms of the agreement, GALIC ceded approximately $5.7 billion (statutory basis) of inforce traditional fixed and indexed annuities, representing approximately 15% of its inforce business, and transferred related investments to Commonwealth.

This transaction is expected to free up between $300 million and $325 million of GALIC’s statutory capital and result in higher core operating earnings and returns in both the Annuity Segment and AFG.

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement.

A&E Reserves

During the third quarter of 2020, AFG conducted an external study of its asbestos and environmental exposures relating to the run-off operations of its P&C Group and its exposures related to former railroad and manufacturing operations and sites. The study resulted in non-core after-tax special charges of $54 million ($68 million pretax) to increase AFG’s A&E reserves.

The P&C Group’s asbestos reserves were increased by $26 million (net of reinsurance) and its environmental reserves were increased by $21 million (net of reinsurance). At September 30, 2020, the P&C Group’s insurance reserves include A&E reserves of $428 million, net of reinsurance recoverables. At September 30, 2020, the property and casualty insurance segment’s three-year survival ratios were 21.3 times paid losses for asbestos reserves, 19.6 times paid losses for environmental reserves and 20.5 times paid losses for total A&E reserves. These ratios compare favorably with industry data compiled by A.M. Best as of December 31, 2019, which indicate that industry survival ratios were 7.9 for asbestos, 8.5 for environmental, and 8.1 for total A&E reserves.

In addition, the 2020 external study encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the study, AFG increased its reserve for environmental exposures by $21 million, due primarily to movements across several sites that reflect changes in the scope and costs of investigation, remediation and ongoing operation and maintenance costs.

Investments

AFG recorded third quarter 2020 net realized gains on securities of $35 million ($0.40 per share) after tax and after deferred acquisition costs (DAC), which included $17 million ($0.19 per share) in after-tax, after-DAC net gains to adjust equity securities that the Company continued to own, to fair value. By comparison, AFG recorded net realized losses on securities of $14 million ($0.15 per share) in the comparable 2019 period.

Unrealized gains on fixed maturities were $1.21 billion after tax and after DAC at September 30, 2020, an increase of $350 million since year end. Our portfolio continues to be high quality, with 90% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the nine months ended September 30, 2020, P&C net investment income was approximately 20% lower than the comparable 2019 period. Excluding the impact of alternative investments, P&C net investment income was 11% lower year-over-year, reflecting lower market interest rates and lower dividend income.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Neon Exited Lines

As announced on September 28, 2020, AFG reached a definitive agreement to sell GAI Holding Bermuda and its subsidiaries, comprising the legal entities that own its Lloyd’s of London insurer, Neon, to RiverStone Holdings Limited (“RiverStone”). The transaction is expected to close in the fourth quarter of 2020, subject to customary conditions, including receipt of required regulatory approvals.

AFG recorded $70 million in non-core losses related to the runoff of this business in the third quarter of 2020, which, in accordance with generally accepted accounting principles, included an estimated $30 million expected loss on the sale of the business. In conjunction with the sale, AFG recognized a tax benefit of $73 million, resulting in a net favorable $3 million ($0.03 per share) non-core, after-tax impact from Neon Exited Lines in the third quarter of 2020.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $70 billion as of September 30, 2020. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities in the retail, financial institutions, broker-dealer, and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules and changes in regulation of the Lloyd’s market, including modifications to capital requirements; changes in costs associated with the exit from the Lloyd’s market and the run-off of AFG’s Lloyd’s-based insurer, Neon; the effects of the COVID-19 outbreak, including the effects on the international and national economy and credit markets, legislative or regulatory developments affecting the insurance industry, quarantines or other travel or health-related restrictions; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2020 third quarter results at 11:30 a.m. (ET) tomorrow, Thursday, October 29, 2020. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 9486816. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on November 5, 2020. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 9486816.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until November 5, 2020 at 11:59 p.m. (ET).

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2020-28

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(Dollars in Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues
P&C insurance net earned premiums	$1,381	$1,442	$3,774	$3,815
Net investment income	572	588	1,584	1,710
Realized gains (losses) on:
Securities	45	(18)	(302)	222
Subsidiaries	(30)	—	(30)	—
Income of managed investment entities:
Investment income	46	67	154	206
Gain (loss) on change in fair value of assets/liabilities	1	(14)	(47)	(16)
Other income	45	58	153	170

Total revenues	2,060	2,123	5,286	6,107
Costs and expenses
P&C insurance losses & expenses	1,369	1,394	3,676	3,634
Annuity and supplemental insurance benefits & expenses	375	370	1,155	1,081
Interest charges on borrowed money	24	17	64	50
Expenses of managed investment entities	31	54	117	168
Other expenses	127	111	310	325

Total costs and expenses	1,926	1,946	5,322	5,258

Earnings (loss) before income taxes	134	177	(36)	849
Provision (benefit) for income taxes	(30)	34	(63)	171

Net earnings, including noncontrolling interests	164	143	27	678

Less: Net earnings (loss) attributable to noncontrolling interests	—	(4)	(13)	(8)

Net earnings attributable to shareholders	$164	$147	$40	$686

Diluted Earnings per Common Share	$1.86	$1.62	$0.45	$7.55

Average number of diluted shares	88.5	91.1	89.9	90.9

Selected Balance Sheet Data:	September 30, 2020	December 31, 2019
Total cash and investments	$58,087	$55,252
Long-term debt	$2,108	$1,473
Shareholders’ equity(c)	$6,340	$6,269
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(c)	$5,087	$5,390

Book value per share	$72.65	$69.43
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$58.29	$59.70

Common Shares Outstanding	87.3	90.3

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2020	2019		2020	2019
Gross written premiums	$2,223	$2,351	(5%)	$5,288	$5,550	(5%)

Net written premiums	$1,488	$1,618	(8%)	$3,776	$4,029	(6%)

Ratios (GAAP):
Loss & LAE ratio	63.8%	63.1%		61.8%	60.9%
Underwriting expense ratio	28.3%	30.9%		31.4%	32.9%

Specialty Combined Ratio	92.1%	94.0%		93.2%	93.8%

Combined Ratio – P&C Segment	98.8%	96.3%		97.0%	94.7%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$1,061	$1,113	(5%)	$2,166	$2,131	2%
Specialty Casualty	978	1,031	(5%)	2,579	2,839	(9%)
Specialty Financial	184	207	(11%)	543	580	(6%)

	$2,223	$2,351	(5%)	$5,288	$5,550	(5%)

Net Written Premiums:
Property & Transportation	$635	$661	(4%)	$1,447	$1,427	1%
Specialty Casualty	642	744	(14%)	1,739	2,032	(14%)
Specialty Financial	153	167	(8%)	441	461	(4%)
Other	58	46	26%	149	109	37%

	$1,488	$1,618	(8%)	$3,776	$4,029	(6%)

Combined Ratio (GAAP):
Property & Transportation	91.9%	93.5%		92.1%	93.8%
Specialty Casualty	90.7%	96.5%		92.1%	94.5%
Specialty Financial	91.6%	83.7%		93.5%	86.8%
Aggregate Specialty Group	92.1%	94.0%		93.2%	93.8%

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(26)	$(17)	$(78)	$(49)
Specialty Casualty	(16)	(19)	(91)	(63)
Specialty Financial	(9)	(9)	(22)	(24)
Other Specialty	3	(1)	10	2

Specialty Group	(48)	(46)	(181)	(134)
Special A&E Reserve Charge – P&C Run-off	47	18	47	18
Other	1	16	15	18

Total Reserve Development	$—	$(12)	$(119)	$(98)

Points on Combined Ratio:
Property & Transportation	(4.5)	(2.8)	(5.8)	(3.7)
Specialty Casualty	(2.9)	(2.9)	(5.5)	(3.2)
Specialty Financial	(5.7)	(5.5)	(4.8)	(5.3)

Aggregate Specialty Group	(3.7)	(3.1)	(5.0)	(3.5)
Total P&C Segment	—	(0.8)	(3.1)	(2.6)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Gross Statutory Premiums

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2020	2019		2020	2019
Gross Annuity Premiums:
Financial Institutions	$473	$627	(25%)	$1,540	$2,137	(28%)
Retail	151	228	(34%)	517	868	(40%)
Broker-Dealer	112	143	(22%)	369	573	(36%)
Pension Risk Transfer	99	39	154%	225	99	127%
Education Market	33	35	(6%)	104	128	(19%)
Variable Annuities	3	5	(40%)	13	16	(19%)

Total Gross Annuity Premiums	$871	$1,077	(19%)	$2,768	$3,821	(28%)

Components of Pretax Annuity Core Operating Earnings

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2020	2019		2020	2019
Revenues:
Net investment income	$418	$421	(1%)	$1,267	$1,247	2%
Other income	35	31	13%	100	89	12%

Total revenues	453	452	—	1,367	1,336	2%
Costs and Expenses:
Annuity benefits	282	280	1%	843	822	3%
Acquisition expenses	58	62	(6%)	180	184	(2%)
Other expenses	32	35	(9%)	100	105	(5%)

Total costs and expenses	372	377	(1%)	1,123	1,111	1%

Annuity core operating earnings before items below	81	75	8%	244	225	8%

Amounts previously reported as core	—	—	nm	—	(11)	nm
Alternative investments
Marked to market, net of DAC	40	25	nm	(14)	80	nm

Pretax Annuity Core Operating Earnings	$121	$100	21%	$230	$294	(22%)

Supplemental Annuity Information

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Core net interest spread before alternative investments	1.51%	1.65%	1.57%	1.68%

Net Interest Spread	1.96%	1.93%	1.58%	1.99%

Net spread earned before alternative investments	0.80%	0.80%	0.81%	0.79%
Net spread earned	1.19%	1.06%	0.76%	1.08%

*	Excludes fixed annuity portion of variable annuity business.

Further details may be found in our Quarterly Investor Supplement, which is posted on our website.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Core Operating Earnings before Income Taxes:
P&C insurance segment	$205	$194	$502	$554
Annuity segment	121	100	230	305
Annuity results previously reported as operating earnings	—	—	—	(11)
Interest and other corporate expenses	(52)	(39)	(132)	(124)

Core operating earnings before income taxes	274	255	600	724
Related income taxes	57	50	117	143

Core net operating earnings	$217	$205	$483	$581

b)	Reflects the following effects of special A&E charges during the third quarter and first nine months of 2020 and 2019 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
A&E Charges:	2020	2019	2020	2019	2020	2019
P&C insurance run-off operations
Asbestos	$26	$3	$21	$2
Environmental	21	15	16	12

	$47	$18	$37	$14	$0.42	$0.15

Former railroad & manufacturing operations
Asbestos	$—	$3	$—	$2
Environmental	21	8	17	7
	$21	$11	$17	$9	$0.19	$0.10

Total A&E	$68	$29	$54	$23	$0.61	$0.25

c)

Shareholders’ Equity at September 30, 2020 includes $1.21 billion ($13.88 per share) in unrealized after-tax gains on fixed maturities and $41 million ($0.48 per share) in unrealized after-tax gains on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2019 includes $862 million ($9.54 per share) in unrealized after-tax, after DAC gains on fixed maturities and $17 million ($0.19 per share) in unrealized after-tax, after DAC gains on fixed maturity-related cash flow hedges.

d)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.